STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Stock Purchase Agreement”), is dated as of this 14th day of December, 2009, between Intelligent Choices of America, a Nevada corporation and The Children’s Internet Holding Company, LLC, a Delaware limited liability company as the purchasers (collectively, the “Purchasers”) and The Children’s Internet, Inc., a Nevada a publicly traded (CITC) corporation (the “Company”) as the seller.

WITNESSTH

WHEREAS, the Purchasers desire to acquire 5,000,000 million shares each of Common Stock of the Company for the consideration of $250,000 each ($500,000 total, collectively the “Purchase Price”), which is equal to $0.05 per share; and

WHEREAS, the Company desires to sell 10,000,000 shares of the Company’s Common Stock to the Purchasers for the Purchase Price; and

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants herein contained, the parties hereby agree as follows:

1.	Subscription: Subject to the terms and conditions hereof, the Purchasers hereby irrevocably subscribe for 10,000,000 shares (“Shares”) of Common Stock for the consideration set forth herein.

2.	Purchase Price: The Purchase Price to be paid by the Purchasers to the Company for the Shares shall be collectively Five Hundred Thousand Dollars ($500,000) in cash.

3.
Closing: The Closing of the purchase and sale of the Shares shall be on or before March 26, 2010, at which time the Purchasers shall deliver the Purchase Price to the Company and the Company shall deliver the Shares to the Purchasers .

4.	Representations and Warranties of The Company:

(a)	The Shares to be delivered to the Purchasers will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will not be subject to any unpaid transfer tax or other taxes.

(b)
All documents and other papers, if any, delivered by the Company in connection with this Agreement are true, complete, and authentic. No representation, warranty, covenant, or agreement of the Company contained in this Agreement or in connection with this transaction contains an untrue statement of material fact or omits to state a material fact required to be stated or necessary to make the statements made, in the context in which made, not false and misleading.

(c)
The Company has all right and authority to execute this Agreement, and this Agreement is valid and binding agreement of the Company enforceable against the Company in accordance with its terms and conditions, except as affected by bankruptcy, or other similar creditors’ rights generally, or by court applied equitable remedies.

5.	Representations and Warranties of the Purchasers:

(a)
The Purchasers, and each of them, have all rights and authority to make such an investment in the Shares and is/are an “Accredited Investor” as such term is defined under the Securities Act of 1933, as amended.

(b)
The Purchasers, and each of them, have all right and authority to execute this  Agreement and this Agreement is a binding Agreement of Purchasers, and each of them, enforceable against Purchasers, and each of them, in accordance with its terms except as affected by bankruptcy or similar laws affecting creditors’ rights generally, or by court applied equitable remedies.

6.	Survival. All representations, warranties, and covenants contained in this Agreement shall survive the termination of this Agreement.

7.
Applicable Law: It is the intention of all of the parties hereto that the internal laws, and not the laws of conflicts, of the State of California shall govern the enforceability and the validity of this Agreement, and that venue shall lie in the State of California in the event of any lawsuit or other action to enforce the rights of the parties hereto.

8.	Attorneys Fees: The prevailing party shall be entitled to all attorneys fees and court costs in the event legal action is required to enforce any parties rights pursuant to this Agreement.

9.
Entire Agreement: This Agreement represents the entire agreement between the parties hereto and any other agreement between the parties hereto, whether verbal or in writing, to the extent any such agreement conflicts with this  Agreement, shall be deemed null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“PURCHASERS”

THE CHILDREN’S INTERNET HOLDING COMPANY

By: /s/ Richard J. Lewis III

_____________________

Richard J. Lewis III

Managing Member

INTELLIGENT CHOICES OF AMERICA, INC.

By:  /s/ Jerry Wilkerson

___________________

Jerry Wilkerson

President

“THE COMPANY”

THE CHILDREN’S INTERNET, INC.

By: /s/ Richard J. Lewis II

_____________________

Richard J. Lewis III

Chief Executive Officer and Chairman